Exhibit 10.1

HYDROGEN TECHNOLOGY Purchase Agreement

THIS HYDROGEN TECHNOLOGY PURCHASE AGREEMENT (this “Agreement”) is executed as of August 20, 2024 and shall be considered effective as of the 7th day of April, 2024 (the “Effective Date”), by and between Proton Power, Inc., a Tennessee corporation (the “Seller”), and Victory Clean Energy, Inc., a Nevada corporation (the “H2 Buyer” or “Victory”).

R e c i t a l s

A.	Seller owns technology for the production of hydrogen from biomass, generation of electricity from biomass, the production of diesel compatible fuels from biomass, and the production of graphene from biomass.

B.	H2 Buyer wishes to purchase from Seller rights to utilize parts of Seller’s technology and intellectual property rights for production of hydrogen from biomass (“the “Hydrogen Production Technology”).

C.	The Seller and H2 Buyer are Parties to an Intellectual Property License Agreement for Hydrogen Production Technology, a form of which is attached hereto as Exhibit 2.

D.	The Perpetual License listed in and subject to the terms of the Intellectual Property License Agreement for Hydrogen Production Technology are hereinafter referred to as the “Assets”. The IP that constitutes the Assets are more specifically described in Exhibit 1 hereto. The production of diesel compatible fuels from biomass and the production of graphene from biomass are not included in this Agreement and remain with the Seller.

E.	Subject to the terms and conditions of this Agreement, Seller is willing to sell to H2 Buyer, and H2 Buyer is willing to purchase from Seller, the Assets as set forth herein.

F.	In exchange for the right to utilize the Assets as defined herein, H2 Buyer will pay the Seller Cash Purchase Price, as that term is defined in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the benefits to be derived hereunder and the mutual promises contained herein, the parties hereby agree as follows:

A g r e e m e n t

Article I

Purchase and Sale of Assets and Certain Related Transactions

1.1Incorporation of Recitals. The recitals set forth above are hereby incorporated herein and made a part hereof as if fully set forth in the operative provisions of this Agreement.

1.2Purchase and Sale. Upon the full payment of the H2 Cash Purchase Price (hereinafter defined) in accordance with Article 2.1 herein, Seller will sell to H2 Buyer, and H2 Buyer will purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, the Assets.

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1.3Identification of Intellectual Property Associated with the Assets. The Seller shall list all intellectual property associated with the Assets in Exhibit 1 attached hereto.

1.4Seller's Debts, Liabilities and Obligations. The parties hereby acknowledge and agree that all debts, claims, obligations and liabilities whatsoever of Seller related to the intellectual property associated with the Assets shall be the sole responsibility of Seller, and that H2 Buyer is not assuming, and shall not be obligated or deemed to assume, any debt, claim or liability of Seller or any debt, claim or liability of the Seller associated with intellectual property associated with the Assets.

ARTICLE II

PURCHASE PRICE and ADDITIONAL RIGHTS OF THE PARTIES

2.1	Purchase Price.

a)	Cash Purchase Price. H2 Buyer shall pay to Seller or its designated assignee(s) for the Assets a cash purchase price of One Hundred Million Dollars ($100,000,000.00) (as reduced in accordance with the provisions of this Article 2.1) (the “H2 Cash Purchase Price”) payable by H2 Buyer to Seller at any time and in any installment amount as determined by H2 Buyer within five (5) years from the Effective Date. The H2 Cash Purchase Price shall be reduced by all credits described in this Article 2.1.

b)	CHyP Engine Discount. H2 Buyer shall receive a discount on the price of all equipment ordered from Seller for the H2 Licensed Purpose (as defined in the Intellectual Property License Agreement for Hydrogen Production Technology) in the amount of fifteen percent (15%) of the retail price of any such equipment (the “Equipment Discount”) for the period from the Effective Date until the H2 Cash Purchase Price has been paid in full to Seller. The Equipment Discount shall be credited toward the H2 Cash Purchase Price.

c)	Weekly Payments. Notwithstanding the provisions of Article 2.1(a), the H2 Buyer shall pay to the Seller payments equal to Eighty-Six Thousand Dollars ($86,000.00) on Monday of each week commencing on the Effective Date until Twenty Five Million Dollars ($25,000,000.00) of the H2 Cash Purchase Price has been paid by the H2 Buyer to the Seller (the “Weekly Purchase Price Payment”), provided, however that at H2 Buyer’s option, H2 Buyer may reduce the Weekly Purchase Price Payment to no less than Fifty Thousand Dollars ($50,000.00) from the Effective Date until November 15, 2024. The difference between the actual Weekly Purchase Price Payment made by H2 Buyer to Seller and $86,000.00 for each Weekly Purchase Price Payment is hereinafter referred to as the “Accrued Payment Amount.” All Accrued Payment Amounts shall be paid in cash by H2 Buyer to Seller no later than December 15, 2024. The H2 Cash Purchase Price shall be reduced by the aggregate Weekly Purchase Price Payments and the aggregate Accrued Payment Amounts.

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d)	Default and the Right to Cure. In the event that the H2 Buyer fails to pay any Weekly Purchase Price Payment, any Accrued Payment Amount, or the full amount of the H2 Cash Purchase Price within thirty (30) days of Seller’s written notification to H2 Buyer of its failure to make such payment when the same is due, the H2 Buyer will be in default. The Weekly Purchase Price Payments and the Accrued Payment Amount shall be credited toward the H2 Cash Purchase Price.

e)	Termination. In the event of a default pursuant to Article 2.1(d), the still outstanding obligations of the Parties hereto shall be terminated, and without the necessity of any action on Seller’s part, this Agreement and the Intellectual Property License Agreement for Hydrogen Production Technology shall be of no further force or effect and the Interim License granted thereunder shall be revoked and of no force and effect, provided, however, that in the event of a payment default under section 2.1(a) or 2.1(c) and failure to cure under section 2.1(d) Victory or the entity owning or operating any CHyP Engines acquired through or in connection with Victory shall maintain the all rights to own and use such CHyP Engines and related equipment in perpetuity without any further payment or obligation to Seller, but no further or otherwise.

2.2Additional Rights of the Parties:

a)	Methodology for Interim Licenses and Perpetual Licenses of Hydrogen Production Technology.

(i)	In exchange for the H2 Buyer’s obligations in Articles 2.1(a) and 2.1(c) herein, the H2 Buyer, on the Effective Date, will receive and the Seller will grant Interim Licenses pursuant to the terms of the Intellectual Property License Agreement for Hydrogen Production Technology.

(ii)	Upon the full payment of the H2 Cash Purchase Price pursuant to Article 2.1 herein, the H2 Buyer will receive the Perpetual Licenses pursuant to the terms of the Intellectual Property License Agreement for Hydrogen Production Technology.

(iii)	The Seller shall remain the sole owner of the Hydrogen Production Technology including the Intellectual Property rights listed in Exhibit 1.

b)	Construction of Additional Production Facilities or Utilization of Third Party Manufacturers.

(i)	If at any time prior to the full payment of the H2 Cash Purchase Price, the H2 Buyer requires more CHyP Engines than the Seller can produce using its existing Production Lines, the H2 Buyer may purchase and the Seller will assist, but not monetarily, in H2 Buyer’s purchase of equipment necessary to construct additional production lines sufficient to fulfill the H2 Buyer’s orders or anticipated orders for the H2 Licensed Purpose (the “H2 Buyer’s Production Lines”). The cost to construct an additional H2 Buyer’s Production Line is expected to be Seven Million Dollars ($7,000,000.00), which will be paid by the H2 Buyer. The H2 Buyer shall purchase such additional equipment necessary for the additional Production Line(s). If Seller requests to use the equipment for non-buyer production H2 Buyer will lease it to the Seller for a to-be-negotiated periodic lease payment (the “Production Line Lease”). Otherwise, the Seller shall produce only H2 Buyer ordered CHyP Engines on any such H2 Buyer’s Production Lines. The H2 Buyer shall have the right at the time the H2 Cash Purchase Price is fully paid to terminate the Production Line Lease, relocate such equipment and use it for its own manufacturing operations.

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(ii)	If at any time prior to the full payment of the H2 Cash Purchase Price or prior to the construction of sufficient H2 Buyer’s Production Lines, the H2 Buyer requires more CHyP Engines than the Seller can produce using its existing Production Lines, then the H2 Buyer may request the Seller to contract with third party manufacturers at the H2 Buyer’s cost, to produce sufficient CHyP Engines for the H2 Licensed Purposes to satisfy H2 Buyer’s demand and Seller shall cooperate and assist, to the extent necessary, in such third party manufacturers’ CHyP Engine production.

(iii)	(iii) Upon the full payment of the H2 Cash Purchase Price, the H2 Buyer will have the right to construct manufacturing facilities for CHyP Engines necessary to satisfy the Licensed Purposes.

c)	H2 Buyer’s Right to Receive 50% of Seller’s Graphene Revenues. As of the Effective Date, if the H2 Buyer introduces a customer to the Seller and the Seller uses the H2 Buyer’s biochar to process the customer’s graphene order and the Seller then invoices the customer for the order, the Seller will pay the H2 Buyer fifty percent (50%) of the gross revenue paid by the customer (“H2 Buyer’s Graphene Revenue Rights”). If the Seller uses the H2 Buyer’s biochar to process the graphene order of a customer not introduced by the H2 Buyer, the Seller will pay the H2 Buyer 50% of the gross revenue paid by the customer. Since the H2 Buyer’s Graphene Revenue Rights will likely continue for many years after the H2 Cash Purchase Price is fully paid to Seller, the Seller, within one hundred and eighty (180) days after the Effective Date, shall inform the H2 Buyer of its succession plans.

2.3 Closing Costs. Each party shall bear its own closing costs, including without limitation attorneys' and accountants' fees and costs, where applicable. Without limiting the generality of the foregoing, Seller shall be solely responsible for any brokerage fees or sales commissions incurred by Seller in connection with the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to H2 Buyer that the following statements are correct and complete in all material respects as of the date hereof and as of Closing, which representations and warranties shall survive Closing:

3.1Organization. Seller is a corporation, duly organized and validly existing under the laws of the State of Tennessee.

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3.2Authorization. Seller has all necessary power and authority to execute and deliver this Agreement and the documents and agreements contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly approved by all necessary action on the part of Seller, has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity) and other customary limitations on enforceability.

3.3       Condition of H2 Licensed Technology. Seller represents and warrants that the H2 Licensed Technology will produce a syngas containing between 50% and 65% H2 when produced according to Seller’s specifications. Seller represents and warrants to H2 Buyer that the Seller owns and has all of the right, title and interest in and to the H2 Licensed Technology. The Seller is not aware after due inquiry of any third party patents or other intellectual property rights (other than any inventions identified as prior art in the patents or patent applications licensed to H2 Buyer hereunder) that would be infringed (i) by practicing any process or method or by making, using, or selling any composition which is claimed or disclosed in the H2 Licensed Technology, and (ii) the Seller is not aware of any infringement or misappropriation by a third party of the H2 Licensed Technology. The Seller further represents and warrants that the H2 Licensed Technology is not encumbered by or subject to any lien, security interest or any other encumbrance of any kind whatsoever.

3.4Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.5No Untrue Statement. To the knowledge of Seller, none of the representations and warranties in this Article III or made by Seller elsewhere in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, in order to make any such representation not misleading in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF H2 BUYER

H2 Buyer hereby represents and warrants to Seller that the following statements are correct and complete in all material respects as of the date hereof and as of Closing, which representations and warranties shall survive Closing:

4.1Organization. H2 Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2Authorization. H2 Buyer has all necessary company power and authority to execute and deliver this Agreement and the documents and agreements contemplated hereby, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly approved by all necessary company action on the part of H2 Buyer, has been duly executed and delivered by H2 Buyer and constitutes a valid and binding obligation of H2 Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity) and other customary limitations on enforceability.

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4.3Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by H2 Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.4No Untrue Statement. To the knowledge of H2 Buyer, none of the representations and warranties in this Article IV or made by H2 Buyer elsewhere in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, in order to make any such representation not misleading in any material respect.

ARTICLE V

COVENANTS

5.1Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, Seller and H2 Buyer shall use commercially reasonable efforts (subject to, and in accordance with, applicable law) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws to consummate, and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.

5.2Further Assurances. Each party shall cooperate in good faith with the other and shall take all appropriate action and execute any documents, instruments, assignments, assumptions or conveyances of any kind which may reasonably be necessary or advisable to carry out any of the transactions contemplated hereunder, including without limitation any vehicle registrations. The parties shall cooperate in providing such information as may be necessary to be in compliance with relevant sections of the Internal Revenue Code.

 5.3Indemnification.

a)     Indemnification by Seller. Seller shall defend, indemnify and hold harmless H2 Buyer and each of H2 Buyer’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and shall reimburse the H2 Buyer Indemnitees for, each and every Loss incurred by any H2 Buyer Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Seller hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement or any related documents.

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b)     Indemnification by H2 Buyer. H2 Buyer shall defend, indemnify and hold harmless Seller and each of Seller’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, each and every Loss incurred by any Seller Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of H2 Buyer hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of H2 Buyer under this Agreement or any related documents; (iii) any liability or similar claim arising from the ownership or operation of the Assets after Closing.

c)     Indemnification Procedure. If any Proceeding shall be brought or asserted against a party entitled to indemnification (or any successor thereto) pursuant to Articles 5.3(a) or 5.3(b) (each, an “Indemnitee”) in respect of which indemnity may be sought under this Article 5.3 from an indemnifying party or any successor thereto (each, an “Indemnitor”), the Indemnitee shall give prompt written notice of such Proceeding to the Indemnitor. The Indemnitee shall, reasonably and in good faith, assist and cooperate in the defense thereof. Notwithstanding anything herein to the contrary, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any Proceeding or consent to the entry of judgment with respect thereto.

ARTICLE VI

CONDITIONS

6.1Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfilment or waiver in writing by mutual agreement of the parties at or prior to Closing of the following conditions:

a)	None of the parties shall be subject to any decree, order or injunction of a United States federal or state court or foreign court of competent jurisdiction, which prohibits the consummation of the transactions contemplated by this Agreement, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the transactions contemplated by this Agreement.

b)	No action, suit, investigation or proceeding before any governmental authority seeking to prevent or prohibit the consummation of the transactions contemplated by this Agreement shall be pending.

6.2Conditions to Obligations of Seller under this Agreement. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfilment or waiver in writing by Seller at or prior to the Closing of the following conditions:

a)	H2 Buyer shall have performed in all material respects H2 Buyer’s covenants and agreements contained in this Agreement required to be performed on or prior to the Closing.
b)	The representations and warranties of H2 Buyer contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all respects as of the Closing.

c)	H2 Buyer shall have made or caused to be made all deliveries required by Article II of this Agreement.

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6.3Conditions to Obligations of H2 Buyer under this Agreement. The obligation of H2 Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfilment or waiver in writing by H2 Buyer at or prior to the Closing of the following conditions:

a)	Seller shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing.

b)	The representations and warranties of Seller contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all respects as of the Closing.

c)	Seller shall have made all deliveries required by Article II of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1Confidentiality. Each Party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other Parties. Each Party may disclose such information to its/their respective affiliates, counsel, accountants, tax advisors and consultants as necessary to consummate this transaction. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available through no fault of the recipient Party.

7.2Notices. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, or by certified first class mail, return receipt requested, postage prepaid, to the party addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address, as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the third business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed to such address.

If to Seller: Proton Power, Inc.

Attn: Dr. Sam Weaver

Email:scweaver@protonpower.com
487 Sam Rayburn Parkway

Lenoir City, TN 37771

If to H2 Buyer: Victory Clean Energy, Inc.

Attn: Jim McGinley, CEO

Email: j.mcginley@h2eg.com

14425 Falcon Head Blvd.

Bldg E - Suite 100

Austin, TX 78738

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7.4Assignment. Without the prior written consent of the other party, the benefits of this Agreement may not be assigned or in any other manner transferred and the obligations may not be delegated, provided, however, that the H2 Buyer may assign its right title and interest in and to the Hydrogen Production Technology and its obligation to pay the H2 Cash Purchase Price attributable to the acquisition of the Hydrogen Production Technology at any time to any affiliate or related party to the H2 Buyer, and further provided, however, that in the event of the sale of all or substantially all of the assets of the Seller, that the Seller shall assign and the buyer of the Seller’s assets must accept an assignment of the Seller’s obligations under this Agreement. The Seller hereby acknowledges that in the event of the sale of all or controlling majority of the equity of the Seller, the Seller’s obligations under this agreement become the obligations of the buyer of such Seller’s equity by operation of law. Subject to the foregoing limitation on assignment and delegation, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

7.5Choice of Law; Venue. This Agreement shall be construed in accordance with, and governed by, the substantive laws of, the State of Tennessee, Knox County, without reference to principles governing choice or conflicts of laws. Venue for any action hereunder shall lie exclusively in the courts of the State of Tennessee, Knox County.

7.6Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein; provided that the Agreement as so modified preserves the basic intent of the parties.

7.7Captions. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

7.8Purchase of Assets Only. This Agreement constitutes a purchase of the Assets only. This Agreement is not a sale of any interest in Seller or any ownership in the Hydrogen Production Technology and related Intellectual Property rights. H2 Buyer is not assuming and shall not be responsible for the payment of any liabilities or obligations of Seller whatsoever, except as expressly set forth herein and in the Intellectual Property License Agreement for Hydrogen Production Technology.

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7.9Dispute Resolution.

a)	Mutual Discussions. If any dispute or difference of any kind whatsoever shall arise between the parties hereto in connection with, or arising out of, or relating to this Agreement or the breach, termination or validity hereof, including this Article 7.9 (a “Dispute”), the parties, if requested by either party, shall attempt in good faith, for a period of thirty (30) days after the receipt by one party of a notice from the other party of the existence of the Dispute (the “Dispute Notice Period”), to settle such Dispute in the first instance by mutual discussions between the parties. Any outstanding default that is continuing during the Dispute Notice Period may be cured within such Dispute Notice Period.

b)	Arbitration.

i.	Submission of Disputes to Arbitration. If the Dispute cannot be settled within sixty (60) days by mutual discussions as contemplated by Article 7.9(a), either party may submit the dispute to arbitration in accordance with this Article 7.9(b). The arbitration shall be conducted in accordance with the JAMS Arbitration Rules in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties hereto. The arbitration shall take place in Knoxville, TN or any other location mutually agreed to by the parties. The arbitration shall be conducted in the English language. In resolving any Dispute the arbitrators shall apply the substantive laws of the State of Tennessee.

ii.	Selection of Arbitrators. The arbitration shall be conducted by three JAMS arbitrators, one to be appointed by the Seller; the second, by the Buyer; and the third, by the two arbitrators appointed by the Seller and the Buyer, in accordance with the following procedure. JAMS shall provide arbitrators with a background in intellectual property law. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request for Arbitration"). The other party (the "Respondent") shall appoint its arbitrator within seven (7) days of receipt of the Request for Arbitration and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 7-day period, JAMS shall appoint an arbitrator on its behalf in accordance with the JAMS Arbitration Rules, which arbitrator shall be deemed appointed by Respondent. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within seven (7) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and the Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties within such second 7-day period, or if the parties agree to use a sole arbitrator then the appointment of the third arbitrator or the sole arbitrator as the case may be, shall be made by JAMS, which shall promptly notify the parties of such appointment. The third arbitrator shall act as chairman of any three arbitrator panel.

iii.	Arbitral Award. The arbitral award shall be in writing and, unless all the parties agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties. The award shall not include an award of attorney’s fees and expenses or costs of the arbitration. Judgment upon the award may be entered and enforced by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

iv.	Continuing Obligations. Pending settlement of any Dispute pursuant to this Article 7.9, the parties shall continue to comply with and perform their obligations under this Agreement without prejudice to a final adjustment in accordance with a final award rendered by the arbitral panel in accordance with this Article 7.9. The H2 Buyer shall have the ability to direct the Seller to perform or suspend Work pending such final award rendered by the arbitral panel in accordance with this Article 7.9. Provided, however, the provisions of this Article 7.9(b)(iv) shall not apply if the H2 Buyer is in default pursuant to Article 2.1(d) hereof and this Agreement is terminated pursuant to Article 2.1(e) hereof.

c)	Punitive Damages. The Parties hereto expressly waive and forego any right to punitive, exemplary or similar damages in connection with any Dispute, and no such damages shall be awarded or provided for in any Dispute resolution proceeding under or in aid of this Article 7.9.

d)	Sole Procedure for Resolving Disputes. This Article 7.9 sets forth the sole procedures for resolving any Dispute between the parties, and neither party may commence or maintain any suit or legal or equitable proceeding concerning a Dispute hereunder until the Dispute has been determined in accordance with the arbitration procedure provided for herein, and then only to enforce or facilitate the execution of the award rendered in such arbitration. Notwithstanding the foregoing, a party may file an application in any court for a provisional remedy in connection with a Dispute, but only upon the ground that the award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

7.10 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

7.11 Force Majeure. Should any circumstance(s) beyond the reasonable control of either Party occur which delays or renders impossible the performance of any of its obligations under this Agreement, the term for performance of such obligation shall be extended for a period equal to the effect of such circumstance(s), provided such Party shall notify the other Party in writing within five (5) days after the occurrence of such circumstance(s). In either such event, both Parties shall promptly meet to determine an equitable solution to the effects of any such event, provided that either Party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, acts, laws, regulations or rules of any government or governmental agency (other than the Tribe) and any other circumstances beyond the reasonable control of the Party, the obligations of which are affected thereby.

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7.12Entire Agreement; Amendments. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter contained herein, and there are no covenants, terms or conditions, express or implied, other than as set forth or referred to herein. This Agreement supersedes all prior agreements between the parties hereto relating to all or part of the subject matter herein. No representations, oral or written, modifying or contradicting the terms of this Agreement have been made by any party except as contained herein. This Agreement may not be amended, modified or canceled except as provided herein or by written agreement of the parties signed by the party against whom enforcement is sought.

7.13Counterparts. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

7.14Electronic Copies. The Parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties further waive any right to challenge the admissibility or authenticity of this document based solely on the absence of an original signature.

7.15Survival. All of the covenants, representations and warranties contained in this Agreement shall survive the Closing and shall not be merged therein.

[signatures on following pages]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLER:

Proton Power, Inc.

/s/Sam C Weaver

Name:     Dr. Sam Weaver

Title:Chief Executive Officer

H2 BUYER:

Victory Clean Energy, Inc.

/s/James W McGinley

Name:James W. McGinley

Title:Chief Executive Officer

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EXHIBIT 1

Hydrogen Production Technology

Seller represents and warrants that the H2 Licensed Technology will produce a syngas containing between 50% and 65% H2 when produced according to Seller’s specifications. Licensor represents and warrants to Licensee that the H2 Licensed Technology constitutes all the Intellectual Property rights necessary to produce hydrogen and electricity for use in the hydrogen production process using a pyrolysis process as of the Effective Date, and in the usual, regular, and ordinary course of business.

“Hydrogen Production Technology” means all of the following owned by, or licensed to, Licensor relating to the production of hydrogen as listed in Exhibit 1 hereto and (i) all know-how, technology, inventions, trade secret techniques, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, algorithms, testing and other protocols, settings, and procedures, vendor and supply chain contacts and information, and other confidential or proprietary technical, scientific, engineering, business, or financial information; (ii) all documentation, materials, and other tangible embodiments of any of the foregoing, in any form or medium, including papers, invention disclosures, laboratory notebooks, notes, drawings, flowcharts, diagrams, descriptions, manuals, and prototypes; and (iii) the Licensor’s Intellectual Property rights for the production of hydrogen as listed below..

Intellectual Property Rights of Exhibit 1

Patents

Country	Patent Number	Title	Filed Date	Issue Date
US	8,303,676	Conversion of C-O-H Compounds Into Hydrogen for Power or Heat Generation	4/27/2009	11/6/2012
US	9,698,439	Cellulosic Biomass Processing for Hydrogen Extraction	4/12/2010	7/4/2017
US	8,696,775	Conversion of C-O-H Compounds Into Hydrogen for Power or Heat Generation	10/5/2012	4/15/2014
US	9,023,124	Conversion of C-O-H Compounds Into Hydrogen for Power or Heat Generation	2/19/2014	5/5/2015
US	9,561,956	Conversion of C-O-H Compounds into Hydrogen for Power or Heat Generation	4/6/2015	2/7/2017

 EX1-1

Australia	2012390333	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/10/2015	8/10/2017
Brazil	BR 11 2015 005871 0	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/17/2015	5/4/2021
Canada	2,884,860	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	2/27/2015	4/20/2021
China	ZL201280075875.7	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/18/2015	12/11/2018
Europe (France, Germany, and U.K.)	2897898	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/9/2015	10/19/2022
Hong Kong	1511268.5	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	11/16/2016	6/4/2019
Indonesia	IDP000056216	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/18/2015	1/28/2019
Japan	6184499	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/17/2015	8/4/2017
Malaysia	MY-173088-A	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/18/2015	12/25/2019
Mexico	385457	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/13/2015	8/20/2021
New Zealand	706904	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/10/2015	3/24/2018
South Africa	2015/02331	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/8/2015	7/27/2016
South Korea	10-1856164	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/17/2015	5/2/2018
Vietnam	31338	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/10/2015	2/10/2022

  EX1-2

EXHIBIT 2

INTELLECTUAL PROPERTY LICENSE AGREEMENT FOR

HYDROGEN PRODUCTION TECHNOLOGY

This Intellectual Property License Agreement for Hydrogen Production Technology (this “Agreement”) is executed as of August 20, 2024 and is effective as of April 7, 2024 (“Effective Date”), by and among Victory Clean Energy, Inc. (“Victory” or “Licensee”), a corporation organized under the laws of Nevada with offices located at 14425 Falcon Head Blvd., Building E - Suite 100, Austin, Texas 78738, and Proton Power, Inc. (“Proton” or “Licensor”), a corporation organized under the laws of Tennessee, with offices located at 487 Sam Rayburn Parkway, Lenoir City, TN 37771.

RECITALS

WHEREAS, Licensee was founded for the purpose of producing and selling green hydrogen using Licensor’s proprietary pyrolysis technology;

WHEREAS, Licensor owns intellectual property relating to apparatus and processes for the production of green hydrogen;

WHEREAS, Licensor and Licensee are parties to a Support Services Agreement dated April 7, 2024, pursuant to which Licensor is to consult in the management of the operations of Licensee to set up facilities for the production of green hydrogen (the “Support Services Agreement”).

WHEREAS, Licensor and Licensee desire to employ Licensor’s green hydrogen production technology and to produce, distribute, sell and offer for sale green hydrogen and green hydrogen production byproducts exploiting Licensor’s intellectual property rights. Licensor’s green hydrogen production technology is hereinafter referred to as the “H2 Licensed Purpose” or the “Hydrogen Production Technology.

WHEREAS, Licensor and Licensee have entered that certain Hydrogen Technology Purchase Agreement, dated as of April 7, 2024 (the “H2 APA”), a form of which is attached hereto as Exhibit 2.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Incorporation of Recitals. The recitals set forth above are hereby incorporated herein and made a part hereof as if fully set forth in the operative provisions of this Agreement.

2. Definitions. For purposes of this Agreement, and in addition to certain terms defined as first used herein, the terms listed under this Section 2 shall have the meanings set forth therein. Defined terms are capitalized in this Agreement. Capitalized terms which are not so defined shall have the meaning set forth in the H2 APA or, if not otherwise defined herein or in the Support Services Agreement, their usual and customary meaning in the context in which they are used.

EX2-1

a)	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, “control” means the beneficial ownership (as such term is defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended) of 50% or more of the voting interests of the Person.
b)	“Agreement” has the meaning set forth in the preamble and includes all subsequent modifications and amendments hereof.
c)	“Claims” means any claims, demands, assessments, actions, suits, reexamination proceedings, damages, obligations, fines, penalties, liabilities, losses, adjustments, costs and expenses (including those for bodily injury (including death) and property damage (including the loss of use thereof) and reasonable attorneys’ and accountants’ fees and expenses.
d)	“Confidential Information” has the meaning ascribed to it in Section 15(c).
e)	“Consultant” means Proton Power, Inc., a party to that certain Support Services Agreement dated as of April 7, 2024 with Licensee.
f)	“Discloser” has the meaning ascribed to it in Section 15(a).
g)	“Dispute” has the meaning ascribed to it in Section 17(a).
h)	“H2 APA” has the meaning set forth in the recitals hereto.
i)	“H2 Licensed Product” has the meaning ascribed to it in Section 3(a).

j)	“H2 Licensed Purpose” has the meaning ascribed to it in Section 3(a).
k)	“H2 Licensed Technology” has the meaning ascribed to it in Section 3(a).

l)	“Hydrogen Production Technology” means all of the following owned by, or licensed to, Licensor relating to the production of hydrogen as listed in Exhibit 1 hereto and: (i) all know-how, technology, inventions, trade secret techniques, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, algorithms, testing and other protocols, settings, and procedures, vendor and supply chain contacts and information, and other confidential or proprietary technical, scientific, engineering, business, or financial information; (ii) all documentation, materials, and other tangible embodiments of any of the foregoing, in any form or medium, including papers, invention disclosures, laboratory notebooks, notes, drawings, flowcharts, diagrams, descriptions, manuals, and prototypes; and (iii) and the Licensor’s Intellectual Property rights for the production of hydrogen as listed in Exhibit 1.

EX2-2

m)	“Improvements on the Licensed Technology” or “Improvements” means any modification to the Licensed Technology that makes the production of hydrogen from the Licensed Technology more efficient, less expensive or in any other manner more advantageous to Licensee or Licensor in the operation of its business.

n)	“Indemnified Party” has the meaning ascribed to it in Section 12(e).
o)	“Indemnifying Party” has the meaning ascribed to it in Section 12(e).

p)	“Intellectual Property” means any or all of the following and all rights therein, whether arising under the laws of the United States or any other jurisdiction (i) all patents and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not); (ii) all trade secrets, know-how and confidential and proprietary information; (iii) all copyrights and copyrightable works (including computer programs) and registrations and applications therefor and any renewals, modifications and extensions thereof; (iv) all moral and economic rights of authors and inventors, however denominated, throughout the world; (v) unregistered and registered design rights and any registrations and applications for registration thereof; (vi) trademarks, service marks, trade names, service names, brand names, trade dress, logos, slogans, corporate names, trade styles, domain names and other source or business identifiers, whether registered or not, together with all applications therefor and all extensions and renewals thereof and all goodwill associated therewith; (vii) semiconductor chip “mask” works, and registrations and applications for registration thereof, (viii) database rights; (ix) all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
q)	“Interim Term” has the meaning ascribed to it in Section 16(a).
r)	“IP Auditor” has the meaning ascribed to it in Section 5(a).

s)	“Licensed Technology Facility” has the meaning ascribed to it in section 10(a)(i).

t)	“Licensee Party” has the meaning ascribed to it in Section 7(a).
u)	“Party” means, as the context requires, Licensor or Licensee. “Parties” means, as the context requires, Licensor and Licensee.
v)	“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a governmental authority.
w)	“Personnel” of an entity means the partners, retired partners, principals, directors, officers, employees and temporary employees of that entity, as well as consultants and/or independent contractors who perform work for such entity; provided that, Licensee and its Personnel shall not be considered Personnel of Licensor, and Licensor and its Personnel shall not be considered Personnel of Licensee.

EX2-3

x)	“Recipient” has the meaning ascribed to it in Section 15(b).
y)	“Support Services Agreement” has the meaning ascribed to it in the recitals hereto.

z)	“Term” has the meaning ascribed to it in Section 16.
aa)	“Trade Secret” means information, without regard to form, including but not limited to technical, non-technical, or financial data, a formula, pattern, compilation, program, device, method, technique, process, or plan that: (i) derives economic value, actual, or potential, for its owner, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

3.	Grant of Licenses.

a)	Interim License. Subject to the Licensee’s compliance with all of the terms and conditions set forth herein and the H2 APA, the Licensor hereby grants to Licensee a limited, royalty-free, exclusive, and assignable right and license, for the Interim Term, (i) to produce, distribute, sell, and offer for sale hydrogen, hydrogen rich syngas, and byproducts of the process for producing the hydrogen (including biochar) using Licensor’s Hydrogen Production Technology and the Intellectual Property rights listed in Exhibit 1 relating to same, hereinafter individually referred to as the “H2 Licensed Product” and collectively as “H2 Licensed Products”. Item (i) in this Section 3(a) is hereinafter referred to as the “H2 Licensed Purpose”. The Intellectual Property rights relating to the H2 Licensed Purpose, as well as any software (including mobile applications) provided by Licensor to Licensee for the purpose of accessing and using the Intellectual Property rights relating to the Licensed Purpose and the Intellectual Property rights as contemplated under this Agreement, are hereinafter collectively referred to as “H2 Licensed Technology”. This Interim License will become effective on the Effective Date. For purposes of clarity, the Parties hereto agree that once CHyP Engines are sold to any end user, such end user has the right to utilize the CHyP Engines and the Hydrogen Production Technology for the Licensed Purposes in perpetuity notwithstanding the termination of the Interim License.

b)	Perpetual License. Upon the full payment of the H2 Cash Purchase Price as defined in the H2 APA and subject to Licensee’s compliance with all of the terms and conditions set forth herein and the H2 APA, this Agreement grants to Licensee a limited, perpetual, royalty-free, exclusive, and assignable right and license, for the Perpetual Term, (i) to produce, distribute, sell, and offer for sale hydrogen, hydrogen rich syngas, and byproducts of the process for producing the hydrogen (including biochar) using Licensor’s Hydrogen Production Technology and the Intellectual Property rights listed in Exhibit 1 relating to same, hereinafter individually referred to as the “H2 Licensed Product” and collectively as “H2 Licensed Products”. Item (i) in this Section 3(b) is hereinafter referred to as the “H2 Licensed Purpose”. The Intellectual Property rights relating to the H2 Licensed Purpose, as well as any software (including mobile applications) provided by Licensor to Licensee for the purpose of accessing and using the Intellectual Property rights relating to the Licensed Purpose and the Intellectual Property rights as contemplated under this Agreement, are hereinafter collectively referred to as “H2 Licensed Technology”. This Perpetual License will become effective upon the full payment of the H2 Cash Purchase Price.

EX2-4

4.	Consideration. In consideration of the grant of the licenses set forth in Section 3 above and the H2 Cash Purchase Price, as that term is defined in the H2 APA, for the Perpetual License, Licensee and Licensor agree that the grant of the licenses for the Hydrogen Production Technology are royalty-free licenses.

5.	Books, Records and Reports.

a)	Intellectual Property Audit. Licensee may at any time within five (5) years after the Effective Date nominate an independent consultant (the "IP Auditor") for the purpose of verifying the completeness and efficacy of the H2 Licensed Technology and maintaining the exclusivity of aspects of the License Grant of the H2 Licensed Technology hereunder. Licensor shall permit the IP Auditor to have access to Licensor's and Licensor’s Affiliates’ books and records that are relevant to the licenses for the H2 Licensed Technology, as determined by the IP Auditor’s reasonable discretion and otherwise not subject to Licensor’s non-disclosure obligations with third parties, upon reasonable notice to Licensor and during Licensor's normal business hours. All information and materials made available to the IP Auditor in connection with such audit will be deemed to be Licensee's Confidential Information. If the report shows that the H2 Licensed Technology is not sufficient for the H2 Licensed Purposes, Licensor shall fully cooperate with Licensee and the IP Auditor in order to supplement the License Grant of the H2 Licensed Technology so that it fully accommodates the Licensed Purposes. In addition to the audit rights provided above, Licensee shall have unrestricted and unfettered access to the Licensor’s business, books and records and facilities that are relevant to the licenses for the H2 Licensed Technology and otherwise not subject to Licensor’s non-disclosure obligations with third parties on reasonable notice for the purpose of sustaining Licensee’s licenses in and to the H2 Licensed Technology.

6.	Support of H2 Licensed Technology. Pursuant to the Support Services Agreement between the Parties, Licensor shall provide adequate training to Licensee employees to operate the H2 Licensed Technology.

7.	Improvements and Enforcement.

a)	Improvements. Licensor hereby acknowledges and agrees that any Improvements on the H2 Licensed Technology by Licensee, an Affiliate of Licensee or by an employee, officer, other representative or independent contractor of Licensee or its Affiliate (each of the foregoing, together with Licensee and any Affiliate of Licensee, individually a “Licensee Party” and collectively the “Licensee Parties”) shall be owned by Licensee (or its designated Affiliate). Licensee shall, if necessary, file any required patent application in order to establish and maintain its ownership interest in any Improvement of Licensee. Licensee hereby acknowledges and agrees that any Improvements on the H2 Licensed Technology by Licensor, an Affiliate of Licensor or by an employee, officer, other representative or independent contractor of Licensor or its Affiliate (each of the foregoing, together with Licensor and any Affiliate of Licensor, individually a “Licensor Party” and collectively the “Licensor Parties”) shall be owned by Licensor (or its designated Affiliate). Licensor shall, if necessary, file any required patent application in order to establish and maintain its ownership interest in any Improvement of the Licensor.

EX2-5

b)	Enforcement of Intellectual Property Rights Listed in Exhibit 1. Licensor hereby agrees that Licensee may file, prosecute, maintain in force, and enforce, in Licensor’s name or in the name of any of its Affiliates, for the Intellectual Property rights listed in Exhibit 1, at Licensee’s expense and in a commercially reasonable manner, patent applications, patents and registrations in any jurisdiction. Licensor shall assist Licensee, when reasonably requested by Licensee, in any efforts made by Licensee to protect the Intellectual Property rights listed in Exhibit 1. Moreover, Licensee shall have the sole right, at its sole discretion and at its expense, to bring and control an enforcement lawsuit or action to seek redress for any infringement, misappropriation, or other violation of its rights, including but not limited to any Intellectual Property rights, in the Intellectual Property rights listed in Exhibit 1, and Licensor shall cooperate with Licensee during any such proceedings. Licensee shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by Licensee. Licensee shall be responsible for any expenses related to reexamination proceedings initiated as a result of Licensee’s actions to protect or enforce Intellectual Property rights listed in Exhibit 1.

c)	Reservation of Rights. Licensor reserves the right to use, sell, assign, license, sublicense, or otherwise transfer any of its Intellectual Property rights for purposes other than the H2 Licensed Purpose.

d)	Maintenance of Intellectual Property Rights. Licensor will diligently maintain all Intellectual Property rights listed in Exhibit 1. All Intellectual Property rights listed in Exhibit 1 will be owned by and held in the name of the Licensor. Licensor will have sole responsibility for retaining and instructing intellectual property counsel for purposes of Intellectual Property rights maintenance. Licensor will promptly provide Licensee with copies of all relevant documentation so that Licensee may be concurrently informed and apprised of the continuing maintenance and any audits and Licensee agrees to keep this documentation confidential in accordance with Section 15 of this Agreement. Licensor will be responsible for costs incurred for protecting and maintaining all Intellectual Property rights at the United States Patent and Trademark Office.

EX2-6

8.	Mutual Representations, Warranties and Obligations. The Parties hereto warrant, represent and covenant to each other, as an essential part of this Agreement, that:

a)	Each is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation;

b)	Each has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

c)	The execution of this Agreement has been duly authorized by each Party’s board of directors or board of managers, as the case may be, and has been duly executed and delivered by each Party and constitutes the valid and legally binding obligation of each Party, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies;

d)	Neither Party is aware of any agreement with, or obligation to, any third party that conflicts in any way with its obligations under this Agreement; and

e)	Neither Party has, in any material respect, violated any applicable federal, state, tribal, local or foreign law, regulation or order or any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal that would impair the rights granted by the Parties hereunder or materially impair such Party’s ability to perform its obligations hereunder (including any law, regulation, order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices or terms and conditions of employment).

9.	Licensee Representations, Warranties and Obligations. Licensee represents, and warrants and agrees that:

a)	Throughout the Term of this Agreement and in order to fulfill its obligations under this Agreement and protect the Licensed Technology, the Licensee shall cause all of its officers, directors, Affiliates and each of their respective employees, officers and directors who have access in any manner to the Licensed Technology to execute and deliver Non-Disclosure, Non-Circumvent, Non-Solicitation and Non-Competition Agreements and any other necessary steps to comply with Section 15 of this Agreement.

b)	Licensee hereby acknowledges that, without limiting the definition hereof, the capabilities of the Licensor’s Hydrogen Production Technology represent a Trade Secret of Licensor. The duplication of capability or reverse engineering is strictly prohibited.

c)	Entity Status of Licensee. Licensee represents that as of the Effective Date, the Licensee qualifies for small entity status in accordance with the regulations of the United States Patent and Trademark Office. Licensee will promptly notify Licensor of any changes to its entity status.

d)	Ownership and Patent Marking of Intellectual Property Rights Listed in Exhibit 1. Licensee acknowledges that Licensor is the sole owner of Intellectual Property rights listed in Exhibit 1. Licensee and its Affiliates shall mark all licensed technology or products in accordance with the statutes of any country where a patent listed in Exhibit 1 has been issued. To the extent the licensed technology or products cannot be marked, such marking shall be included in the literature and/or marketing materials describing the licensed technology or product.

EX2-7

10.	Licensor Representations, Warranties and Obligations. Licensor represents, and warrants and agrees that:

a)
i.	Neither Licensor nor any Affiliate of Licensor shall develop, construct, manage, operate or establish any hydrogen production facility anywhere utilizing the H2 Licensed Technology or any process or technology derived therefrom (a “Licensed Technology Facility”) without Licensee’s or its designated Affiliate’s participation with any such Licensed Technology Facility in a manner satisfactory to Licensee in its sole and absolute discretion. Provided, however, the provisions of this Article 10(a)(i) shall not apply if Licensee is in default pursuant to Article 2.1(d) of the H2 APA.

ii.	Licensor shall provide to Licensee copies of all non-competition, non-solicitation, employment and any other agreements executed by all officers, director or employees of Licensor at any time relating to the use of the Licensor’s H2 Licensed Technology.

b)	Licensor has the right to grant the licenses and other rights hereunder.

c)	Licensor is not aware of any third party patents or other intellectual property rights (other than any inventions identified as prior art in the patents or patent applications licensed to Licensee hereunder) that would be infringed (i) by practicing any process or method or by making, using, or selling any composition which is claimed or disclosed in the H2 Licensed Technology, and (ii) the Seller is not aware of any infringement or misappropriation by a third party of the H2 Licensed Technology. Notwithstanding the foregoing, Licensor is under no duty, obligation, or requirement to perform or conduct any legal inquiry or other search, analyses, or assessment pertaining to patentability, validity, infringement, and/or legal status with respect to any H2 Licensed Technology. The Hydrogen Production Technology licensed by this Agreement produces hydrogen fuel and has been thoroughly tested for effectiveness and safety by Licensor and a reputable independent testing firm engaged by Licensee.

d)	The Hydrogen Production Technology represents unique Intellectual Property that Seller represents, and warrants will produce a syngas containing between 50% and 65% H2 when produced according to Seller’s specifications. Licensor represents and warrants to Licensee that the H2 Licensed Technology constitutes all the Intellectual Property rights necessary to produce hydrogen for use in the hydrogen production process using a pyrolysis process as of the Effective Date, and in the usual, regular, and ordinary course of business.

EX2-8

11.	Maintenance of and Inquiries about Licensed Technology and Improvements.

a)	Maintenance. During the Term, Licensor and its Affiliates shall adopt, implement, and maintain commercially reasonable policies and practices with respect to the protection of the H2 Licensed Technology.

b)	Inquiries. If Licensor receives any inquiry regarding the acquisition of, or need for, rights in the H2 Licensed Technology, including the Intellectual Property Right listed in Exhibit 1 such inquiry will be promptly referred to Licensee.

12.	Third Party Claims; Indemnification; Limitation of Liability.

a)	Mutual Indemnification. Each Party agrees to defend, indemnify and hold harmless the other Party and the other Party’s Affiliates and their respective officers, directors, shareholders, members, employees, agents and customers from and against any and all losses, liabilities, damages, out-of-pocket costs and expenses (including reasonable attorneys’ fees) arising from, relating to or in connection with any third-party Claim arising from, relating to or in connection with (i) a breach of any representation or warranty made by such indemnifying Party in this Agreement; and/or (ii) any breach or failure by such indemnifying Party to comply with or perform fully any covenant or agreement under this Agreement.

b)	Licensee acknowledges that it will have no claim against Licensor for indemnification of any damages or other losses it may incur as a result of any allegations or claims of trademark, copyright, patent, or other infringements brought against Licensee by any third parties arising out of the use of the H2 Licensed Technology.

c)	Licensee agrees to defend, indemnify, and save Licensor, its officers, agents, employees, and sponsor(s) from any and all costs, including, but not limited to, attorney’s fees incurred in connection with any claim of damage or injury to property or persons brought or assessed against Licensor, its officers, agents, employees, or sponsor(s) and arising out of the conduct of Licensee’s business or use by third parties of the Licensee’s products, services, and methods that utilize the H2 Licensed Technology.

d)	Licensee shall obtain, display to Licensor, and maintain products liability insurance providing protection for Licensor’s officers, agents, and employees, against any costs, expenses, claims, demands, or causes of action and resulting settlements, awards, or judgments arising out of any alleged defects in products, services, or methods that utilize the H2 Licensed Technology.

e)	Licensee releases Licensor and its officers, employees, agents, and sponsor(s) from any and all suits, actions, claims, liabilities, demands, damages, losses or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of the (i) manufacture, promotion, sale, or distribution of products, services, and methods that utilize the H2 Licensed Technology.

EX2-9

f)	Licensee will indemnify, hold harmless, and defend Licensor and its officers, employees, agents, and sponsor(s) from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of the manufacture, promotion, sale, and distribution of products, services, and methods that utilize the H2 Licensed Technology, including, without limitation, breach of contract and warranty and products liability claims relating to products, services, and methods that utilize the H2 Licensed Technology.

g)	Licensor will promptly notify Licensee in writing of any claims or suit brought against Licensor for which Licensor intends to invoke the provisions of this Section 12. Licensee will keep Licensor informed of its defense of any claims pursuant to this Section 12.

h)	Procedure. As a condition precedent to the obligations pursuant to this Section 12, any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the Party providing indemnification hereunder (the “Indemnifying Party”) of any Claim covered by the indemnification obligations hereunder; provided, however, that a delay in such notice shall not terminate the Indemnifying Party’s indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such Claim. The Indemnifying Party shall have sole and exclusive control of the defense of any such Claim, including the choice and direction of any legal counsel, provided that the Licensee shall have sole and exclusive control of the defense of any Claims which challenge the validity or infringement of the Intellectual Property rights listed in Exhibit 1 or Licensee’s Improvements and that the Licensor shall have sole and exclusive control of the defense of any Claims which challenge the validity or infringement of the Intellectual Property rights in Licensor’s Improvements. The Indemnified Party shall cooperate, at the Indemnifying Party’s sole cost, expense or liability, with the Indemnifying Party with respect to such Claim and the Indemnified Party shall promptly execute and deliver such documents, instruments or other agreements as may be requested by the Indemnifying Party with respect to any settlement or resolution thereof, provided that the Indemnified Party shall incur no liability, cost or expense in connection with such settlement or resolution. The Indemnified Party may not settle or compromise any such Claim without the prior written consent of the Indemnifying Party.

13.	Limited Warranties

a)	THESE LICENSES AND THE ASSOCIATED INTELLECTUAL PROPERTY RIGHTS ARE PROVIDED ON AN “AS IS” BASIS, AND LICENSOR DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED WARRANTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND LICENSOR HEREBY DISCLAIMS THE SAME.

EX2-10

b)	LICENSOR WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY, AND BREACH OF WARRANTY) EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSOR WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THE INTELLECTUAL PROPERTY TO THE EXTENT ASSIGNED OR LICENSED BY LICENSOR’S INVENTORS TO THIRD PARTIES.

c)	Nothing in this Agreement is or will be construed as:

i.	A warranty or representation by Licensor as to the validity, enforceability, or scope of any Intellectual Property rights; or

ii.	A warranty or representation that the H2 Licensed Technology is or will be free from infringement by third parties; or

iii.	An obligation to bring or prosecute actions or suits against third parties for infringement; or

iv.	Conferring by implication, estoppel, or otherwise any license or rights under any patents or trademarks of Licensor other than the patents listed in Exhibit 1.

14.	Limitation on Damages.

a)	UNDER NO CIRCUMSTANCES SHALL EITHER LICENSEE OR LICENSOR BE LIABLE TO THE OTHER FOR ANY: (I) INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, COSTS, EXPENSES OR LOSSES; OR (II) LOSS OF BUSINESS OR LOST PROFITS (REGARDLESS OF WHETHER EITHER IS DEEMED TO BE “GENERAL,” “DIRECT,” “INDIRECT,” “SPECIAL,” “CONSEQUENTIAL,” “INCIDENTAL,” “PUNITIVE,” “EXEMPLARY,” OR ANY OTHER CATEGORY OF DAMAGES), THAT, IN EACH CASE, ARISE IN ANY WAY OUT OF, OR OTHERWISE RELATE TO, THE SUBJECT MATTER OF THIS AGREEMENT OR THEREOF, OR TO THE LICENSED TECHNOLOGY OR THE IMPROVEMENTS, REGARDLESS OF WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OF LAW OR EQUITY, AND REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

EX2-11

b)	THE TERMS OF THIS SECTION SHALL APPLY TO THE FULLEST EXTENT OF THE LAW, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. ONLY THE LIMITATIONS WHICH ARE LAWFUL UNDER THE APPLICABLE LAWS WILL APPLY, AND NOTHING IN THIS AGREEMENT SHALL RESTRICT OR EXCLUDE ANY WARRANTY OR LIABILITY OF THE PARTIES WHICH CANNOT BE EXCLUDED UNDER THE APPLICABLE LAW.

c)	Each provision of the Agreement that provides for a limitation of liability, disclaimer of warranties or exclusion of damages is intended to and does allocate the risks between the Parties under the Agreement. Each of these provisions is severable and independent of all other provisions of the Agreement. All limitations of liability, disclaimers of warranties, and exclusions of consequential damages or other damages or remedies will remain fully valid, effective and enforceable in accordance with their respective terms, even under circumstances that cause an exclusive remedy to fail of its essential purpose. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF DAMAGES, LIABILITY OR CERTAIN WARRANTIES IN CERTAIN CIRCUMSTANCES. ACCORDINGLY, SOME OF THESE EXCLUSIONS OR LIMITATIONS MAY NOT APPLY.

15. Confidential Information.

a)	Discloser. “Discloser” as used herein shall be the Party that discloses or causes the disclosure of the Confidential Information at issue, or to which such Confidential Information belongs or is otherwise confidential. Without limiting the foregoing, Licensor shall be considered the Discloser of Confidential Information regardless of whether Licensee receives such information from Licensor.

b)	Recipient. “Recipient” as used herein shall be the Party that receives Discloser’s Confidential Information.

c)	Confidential Information. “Confidential Information” as used herein shall mean:

i.	All non-public, confidential and/or proprietary documents, materials, information and ideas of or about: (a) Licensee or any of its past, current or prospective clients or suppliers (in which case Licensee would be Discloser); or (b) Licensor (in which case Licensor would be Discloser), including documents, materials, information and ideas relating to business plans, strategies, programs, operations, methodologies, policies, practices, procedures, products, services, equipment, systems, facilities, human resources, benefits, and Personnel, whether in written, oral, electronic or any other form;

ii.	Any other information of a confidential nature in anyway related to the Licensed Technology which may become known to a Party from the other Party as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement;

EX2-12

iii.	Information of whatever nature concerning the business of Licensee and its Affiliates, and

iv.	Any information of a confidential nature which is expressly indicated by a Party to be confidential in relation to the Party or any of its direct and indirect shareholders.

v.	Notwithstanding the above, “Confidential Information” shall not include information that: (i) is or becomes publicly available, other than as a result of disclosure by Recipient in breach of the terms hereof; (ii) was known by Recipient prior to receipt of such information from Discloser; (iii) is required to be disclosed in any filing or document to any governmental or regulatory agency or pursuant to subpoena, or (iv) is developed by Recipient independently and without use or knowledge of or reference to any information received from Discloser.

d)	Obligations of Recipient. Recipient shall:

i.	Maintain the confidentiality of the Confidential Information using at least the same degree of care as it employs in maintaining its own Trade Secrets, proprietary and/or confidential information, but in no event using less than a reasonable degree of care, and shall ensure that no unauthorized copies of any portion of the Confidential Information is created in written or other forms;

ii.	Limit its use of the Confidential Information solely for purposes of exercising its rights and/or fulfilling its obligations hereunder;

iii.	Limit access to the Confidential Information solely to those representatives, agents, Personnel, equity holders, or legal or business advisors, of Recipient who have a direct and immediate need of such access and who have either agreed in writing and for the benefit of the Disclosing Party to abide by the confidentiality obligations in this Agreement or provided a confidentiality agreement or other similar undertaking to the Receiving Party containing usual and customary provisions for the respective disclosures.

iv.	The obligations of Recipient with respect to maintenance of the confidentiality of the Confidential Information shall not apply to disclosures agreed to in writing by and between Licensor and Licensee.

e)	Responsibility for Breach by Third Parties. Each Party shall ensure that any authorized parties to which it discloses Confidential Information are under obligations of confidentiality to the Party or to the other Party that are no less strict than those set forth in this Section 15, and shall take all steps to prevent the unauthorized disclosure, publication or misuse of the Confidential Information by it and any such authorized parties, and any other person over whom it has authority or control or for whom it is responsible for under applicable law. Each Party shall be responsible for any breach of this Agreement by any of its representatives, agents, Personnel, equity holders, or legal or business advisors, or any third party, to which Confidential Information has been disclosed or that has access to Confidential Information.

EX2-13

f)	No Breach. Notwithstanding the above, it shall not be a breach of the terms hereof for Recipient to disclose Discloser’s Confidential Information: (a) pursuant to the prior written consent of Discloser (including as may be permitted herein), or (b) that was disclosed to Recipient on a non-confidential basis from a source other than Discloser where Recipient reasonably believes that (i) the source is not prohibited from making such disclosure and (ii) the information is not otherwise confidential to Discloser, provided that upon discovery of the confidential nature of the information, Recipient immediately takes action to treat such information as Discloser’s Confidential Information hereunder.

g)	Equitable Relief. Each of Licensor and Licensee recognizes and acknowledges that the Confidential Information is of a special, unique and extraordinary character, disclosure of which may not be wholly compensated by monetary damages, and that any disclosure or unauthorized use of the Confidential Information, or other breach of this Section 15 by them or their representatives, agents, Personnel, equity holders, or legal or business advisors may cause the other Party irreparable injury. Each of Licensor and Licensee, therefore, expressly agrees that, in addition to any rights and remedies which such other Party may have hereunder or at law or in equity, such other Party shall be entitled to seek injunctive and/or other equitable relief to prevent the breach of this Section 15, and/or to otherwise secure the enforcement of any of its terms.

h)	Compliance with Governmental and/or Judicial Requirements. If either Party receives a request to disclose any Confidential Information of the other Party (whether pursuant to a valid and effective subpoena, an order issued by a court or other governmental authority of competent jurisdiction or otherwise) and on advice of legal counsel that disclosure is required under applicable law, the first Party agrees that, to the extent permitted by applicable law, prior to disclosing any Confidential Information of the other Party, the first Party shall (i) notify the other Party of the existence and terms of such request or advice, (ii) cooperate with the other Party in taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure if requested to do so by the other Party, and (iii) if disclosure is required, it shall be the obligation of such first Party to use its reasonable best efforts to obtain a protective order or other reliable assurance that confidential treatment shall be afforded to such portion of the Confidential Information of the other Party as is required to be disclosed.

i)	Continuing Obligation. The obligations of nondisclosure and nonuse with respect to Confidential Information set forth above shall survive any termination of this Agreement, unless otherwise agreed upon by the Parties in writing.

16. Terms and Termination.

a)	Term of the Agreement. The Term of this Agreement is covered by two term periods, the Interim Term and the Perpetual Term.

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i.	The Interim Term of this Agreement will commence on the Effective Date and will continue until the earlier of (i) five (5) years from the Effective Date, or (ii) until the H2 Cash Purchase Price, as that term is defined in the H2 APA, is paid in full (the “Interim Term”).

ii.	The Perpetual Term of this Agreement will commence upon payment of the H2 Cash Purchase Price as that term is defined in the H2 APA (the “Perpetual Term”). If the H2 Cash Purchase Price is not paid in full, the Perpetual Term will not commence.

b)	Effects upon Payment of the H2 Cash Purchase Price. Upon the payment of the H2 Cash Purchase Price in full, as that term is defined in the H2 APA, (i) the Licensee shall own the Perpetual License as defined in Section 3(b).

c)	Termination for Breach. Either Party may terminate this Agreement upon thirty (30) days prior written notice of termination, for material breach of this Agreement, if the other Party does not cure such breach within such thirty (30) day period or initiate the dispute resolution procedures set forth herein. Such notice shall set forth in reasonable detail the nature of the breach and the date of termination.

i.	Effects of Termination. The termination of this Agreement shall not affect the liability of any Party for breach hereof prior to the termination unless the Parties agree otherwise in writing. Upon termination of this Agreement: (i) the licenses under Section 3 of this Agreement and all other rights granted to Licensee by Licensor under this Agreement shall continue unabated until any and all dispute resolution procedures and appeals therefrom are completed at which time the resolution as determined by the dispute resolution procedures will be implemented. Provided, however, in the event Licensee is in default pursuant to Article 2.1(d) of the H2 APA, this Agreement and the Interim Licenses granted hereunder shall terminate in the same manner provided in Article 2.1(e) of the H2 APA, which is incorporated herein by reference.

ii.	Surviving Provisions. All sections of this Agreement which by their nature should survive termination and expiration of the Agreement will survive termination or expiration, including, without limitation, accrued rights to payment, warranty disclaimers, limitations of liability as well as Sections 3, 8, 9, 10, 12, 13, 14, and 15 herein.

17. Dispute Resolution

a)	Mutual Discussions. If any dispute or difference of any kind whatsoever shall arise between the parties hereto in connection with, or arising out of, or relating to this Agreement or breach, termination or validity hereof, including this Section 17 (a “Dispute”), the parties, if requested by either party, shall attempt in good faith, for a period of thirty (30) days after the receipt by one party of a notice from the other party of the existence of the Dispute (“the H2 Licensed Notice Period”), to settle such Dispute in the first instance by mutual discussions between the parties. Any outstanding default that is continuing during the Dispute Notice Period may be cured within such Dispute Notice Period.

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b)	Arbitration.

i.	Submission of Disputes to Arbitration. If the Dispute cannot be settled within sixty (60) days by mutual discussions as contemplated by Section 17(a), either party may submit the dispute to arbitration in accordance with this Section 17(b). The arbitration shall be conducted in accordance with the JAMS Arbitration Rules in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties hereto. The arbitration shall take place in Knoxville, TN or any other location mutually agreed to by the parties. The arbitration shall be conducted in the English language. In resolving any Dispute the arbitrators shall apply the substantive laws of the Sate of Tennessee.

ii.	Selection of Arbitrators. The arbitration shall be conducted by three JAMS arbitrators, one to be appointed by the Licensor; the second, by the Licensee; and the third, by the two arbitrators appointed by the Licensor and the Licensee, in accordance with the following procedure. JAMS shall provide arbitrators with a background in intellectual property law. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request for Arbitration"). The other party (the "Respondent") shall appoint its arbitrator within seven (7) days of receipt of the Request for Arbitration and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 7-day period, JAMS shall appoint an arbitrator on its behalf in accordance with the JAMS Arbitration Rules, which arbitrator shall be deemed appointed by Respondent. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within seven (7) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and the Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties within such second 7-day period, or if the parties agree to use a sole arbitrator then the appointment of the third arbitrator or the sole arbitrator as the case may be, shall be made by JAMS, which shall promptly notify the parties of such appointment. The third arbitrator shall act as chairman of any three arbitrator panel.

iii. Arbitral Award. The arbitral award shall be in writing and, unless all the parties agree otherwise, shall state the reasons upon which it is based. The award shall be final and binding on the parties. The award shall not include an award of attorney’s fees and expenses or costs of the arbitration. Judgment upon the award may be entered and enforced by any court having jurisdiction thereof or having jurisdiction over the parties or the Intellectual Property rights listed in Exhibit 1.

iv. Continuing Obligations. Pending settlement of any Dispute pursuant to this Section 17, the parties shall continue to comply with and perform their obligations under this Agreement without prejudice to a final adjustment in accordance with a final award rendered by the arbitral panel in accordance with this Section 17. The Licensee shall have the ability to direct the Consultant to perform or suspend Work pending such final award rendered by the arbitral panel in accordance with this Section 17. Provided, however, in the event Licensee is in default pursuant to Article 2.1(d) of the H2 APA, this Agreement and the Interim Licenses granted hereunder shall terminate in the same manner provided in Article 2.1(e) of the H2 APA, which is incorporated herein by reference.

EX2-16

a.	Punitive Damages. The Parties hereto expressly waive and forego any right to punitive, exemplary or similar damages in connection with any Dispute, and no such damages shall be awarded or provided for in any Dispute resolution proceeding under or in aid of this Section 17.

b.	Sole Procedure for Resolving Disputes. This Section 17 sets forth the sole procedures for resolving any Dispute between the parties, and neither party may commence or maintain any suit or legal or equitable proceeding concerning a Dispute hereunder until the Dispute has been determined in accordance with the arbitration procedure provided for herein, and then only to enforce or facilitate the execution of the award rendered in such arbitration. The arbitrators shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. Notwithstanding the foregoing, a party may file an application in any court for a provisional remedy in connection with a Dispute, but only upon the ground that the award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

18. Miscellaneous.

a)	Notices. Any notice, demand, response to a request for approval or consent, report or communication required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) personally to the Party to whom directed; (ii) by registered or certified mail, postage and charges prepaid; (iii) by nationally-recognized overnight courier, next day delivery; (iv) by international carrier; or (v) by electronic mail, addressed as follows:

To Licensor: Proton Power, Inc. Attn: Dr. Sam Weaver Email: scweaver@protonpower.com 487 Sam Rayburn Parkway Lenoir City, TN 37771 with a copy to: [insert contact info for PPI lawyer]

To Licensee:

Victory Clean Energy, Inc.

Attn: Jim McGinley, CEO

Email: j.mcginley@h2eg.com

14425 Falcon Head Blvd.

Bldg E - Suite 100

Austin, TX 78738

With a copy to: [insert contact info for Victory lawyer]

Except as otherwise provided herein, any such notice shall be deemed to be given when personally delivered or, if mailed, five (5) business days after the date of mailing or, if sent by overnight courier, the next delivery date, or if sent by electronic mail, on the date of receipt. Either Party may change its address for purposes of notices hereunder by giving notice to the other Party specifying such changed address in the manner specified in this Section 18.

EX2-17

b)	Compliance. Licensor and Licensee shall each comply with the provisions of all applicable federal, state, and local laws, ordinances, regulations and codes (including procurement of required permits or certificates) in fulfillment of their obligations under this Agreement. Each Party agrees to comply with, and Licensee will cause its Affiliates and any of its assignees to comply with, all applicable U.S. export control laws and regulations, specifically including the requirements of the Arms Export Control Act, 22 U.S.C. 2751-2794, including the International Traffic in Arms Regulation (ITAR), 22 C. F. R. 120 et seq.; and the Export Administration Act, 50 U.S.C. app. 2401-2420, including the Export Administration Regulations, 15 C.F.R. 730-774; including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, Licensee agrees that it will not transfer, will cause its Affiliates not to transfer, any information it receives from Licensor that constitutes an export of controlled items, data, or services, to include transfer to foreign persons employed by or associated with, or under contract to Licensee or Licensee’s suppliers, without the authority of an export license, agreement, or applicable exemption or exception.

c)	Assignment. Licensee may transfer, convey or assign any of its rights or obligations under this Agreement to an Affiliate or related party (by common ownership) of the Licensee during the Term, whether in the context of a change of control or asset sale of Licensee or otherwise, including, but not limited to the Assignment of the licenses for the Hydrogen Production Technology and the Licensee’s obligation to pay (i) the Weekly Purchase Price Payments, (ii) the Accrued Payment Amounts, and (iii) the H2 Cash Purchase Price to Licensor. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 18(c) is void.

d)	Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors, personal representatives, heirs, devisees, guardians, and permitted assigns.

e)	Entire Agreement. This Agreement represents the entire and integrated agreement of the Parties, and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. As of the date hereof, there are no agreements, arrangements or understandings, whether oral or written, other than the H2 APA, between the Parties relating to the subject matter of this Agreement that are not set forth or expressly referred to herein.

f)	Controlling Law. This Agreement is governed by and is to be construed and enforced in accordance with, the laws of the state of Tennessee without giving effect to its rules concerning conflicts of law. The UN Convention on the International Sale of Goods shall not apply to this Agreement.
g)	Waiver of Terms and Conditions. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.

h)	Invalidity. In the event that any provision of this Agreement is held to be invalid, the validity of the remaining provisions of this Agreement shall not in any way be affected thereby. Upon a determination that any term or provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to, or the court may, under applicable circumstances, modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

EX2-18

i)	Force Majeure. Should any circumstance(s) beyond the reasonable control of either Party occur which delays or renders impossible the performance of any of its obligations under this Agreement, the term for performance of such obligation shall be extended for a period equal to the effect of such circumstance(s), provided such Party shall notify the other Party in writing within five (5) days after the occurrence of such circumstance(s). In either such event, both Parties shall promptly meet to determine an equitable solution to the effects of any such event, provided that either Party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, acts, laws, regulations or rules of any government or governmental agency (other than the Tribe) and any other circumstances beyond the reasonable control of the Party, the obligations of which are affected thereby.
j)	Independent Contractors. The Parties agree that each is and shall remain at all times an independent contractor and not an employee of the other. Nothing in this Agreement shall be construed to create any association, partnership, joint venture, agency, fiduciary or employment relationship between the Parties for any purpose, and neither Party has the authority to contract for or bind the other Party in any manner whatsoever.

k)	Public Statements. Licensee may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement without Licensor’s prior written consent.

l)	Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders. The singular includes the plural and vice versa. This Agreement has been jointly drafted by the Parties and shall not be construed against either Party. The word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified.

m)	Amendments. All amendments, modifications or supplements to this Agreement shall be in the written form and agreed upon and signed by authorized representatives of each Party to become legally binding. Such amendments, modifications and supplements shall form an integral part of this Agreement.

n)	No Third-Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person, unless express provision is made herein to the contrary, is to have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

o)	Fair Consideration. The Parties hereby acknowledge and agree that the consideration set forth herein represents fair consideration and reasonably equivalent value for the transactions, covenants and agreements herein set forth, which consideration was agreed upon as the result of arms‘-length, good-faith negotiations between the Parties and their respective representatives.

p)	Expenses. Each Party shall bear its respective costs, charges, and expenses for the preparation, review and negotiation of this Agreement, and expenses incurred in connection with the transactions contemplated by this Agreement, including, but not limited to, fees of their respective legal counsel, accountants, and other advisors or consultants.

q)	Counterparts. This Agreement and any amendment hereto may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, notwithstanding that both of the Parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of either Party to any counterpart is a signature to and may be appended to any other counterpart.

r)	Electronic Copies. The Parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The Parties further waive any right to challenge the admissibility or authenticity of this document based solely on the absence of an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above and delivered by their duly authorized officers to be effective as of the Effective Date.

LICENSEE:

Victory Clean Energy, Inc.

By: /s/ James W. McGinley

Name: James W. McGinley

Title: CEO

LICENSOR:

Proton Power, Inc.

By:/s/Sam C Weaver

Name: Dr. Sam C Weaver

Title:CEO

EX2-20

EXHIBIT 3

Hydrogen Production Technology

The Hydrogen Production Technology that Seller represents and warrants will produce a syngas containing between 50% and 65% H2 when produced according to Seller’s specifications. Licensor represents and warrants to Licensee that the H2 Licensed Technology constitutes all the Intellectual Property rights necessary to produce hydrogen using a pyrolysis process as of the Effective Date, and in the usual, regular, and ordinary course of business.

“Hydrogen Production Technology” means all of the following owned by, or licensed to, Licensor relating to the production of hydrogen as listed in Exhibit 1 hereto and (i) all know-how, technology, inventions, trade secret techniques, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, algorithms, testing and other protocols, settings, and procedures, vendor and supply chain contacts and information, and other confidential or proprietary technical, scientific, engineering, business, or financial information; (ii) all documentation, materials, and other tangible embodiments of any of the foregoing, in any form or medium, including papers, invention disclosures, laboratory notebooks, notes, drawings, flowcharts, diagrams, descriptions, manuals, and prototypes; and (iii) the Licensor’s Intellectual Property rights for the production of hydrogen as listed below.

 Intellectual Property Rights of Exhibit 1

Patents

Country	Patent Number	Title	Filed Date	Issue Date
US	8,303,676	Conversion of C-O-H Compounds Into Hydrogen for Power or Heat Generation	4/27/2009	11/6/2012
US	9,698,439	Cellulosic Biomass Processing for Hydrogen Extraction	4/12/2010	7/4/2017
US	8,696,775	Conversion of C-O-H Compounds Into Hydrogen for Power or Heat Generation	10/5/2012	4/15/2014
US	9,023,124	Conversion of C-O-H Compounds Into Hydrogen for Power or Heat Generation	2/19/2014	5/5/2015
US	9,561,956	Conversion of C-O-H Compounds into Hydrogen for Power or Heat Generation	4/6/2015	2/7/2017

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Australia	2012390333	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/10/2015	8/10/2017
Brazil	BR 11 2015 005871 0	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/17/2015	5/4/2021
Canada	2,884,860	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	2/27/2015	4/20/2021
China	ZL201280075875.7	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/18/2015	12/11/2018
Europe (France, Germany, and U.K.)	2897898	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/9/2015	10/19/2022
Hong Kong	1511268.5	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	11/16/2016	6/4/2019
Indonesia	IDP000056216	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/18/2015	1/28/2019

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Japan	6184499	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/17/2015	8/4/2017
Malaysia	MY-173088-A	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/18/2015	12/25/2019
Mexico	385457	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	3/13/2015	8/20/2021
New Zealand	706904	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/10/2015	3/24/2018
South Africa	2015/02331	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/8/2015	7/27/2016
South Korea	10-1856164	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/17/2015	5/2/2018
Vietnam	31338	C-O-H Compound Processing for Hydrogen or Liquid Fuel Production	4/10/2015	2/10/2022

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